Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL MONTE CORPORATION REPORTS

FISCAL 2012 SECOND QUARTER RESULTS

San Francisco – December 9, 2011 – Del Monte Corporation:

Announcement Highlights

For the second quarter fiscal 2012:

•	Net sales increased 5.7%, primarily due to new product volume and list pricing actions net of trade spend

•	Operating income declined 27.6%, primarily due to higher costs including $32.2 million of expenses associated with the March 2011 merger and severance-related costs

•	Adjusted EBITDA[1] declined 7.7%

•	Total net debt was $3,880.5 million as of October 30, 2011

Del Monte Foods Three Months Ended October 30, 2011

Del Monte Foods today reported net sales for the second quarter fiscal 2012 of $994.3 million compared to $940.9 million in the second quarter fiscal 2011, an increase of 5.7%. New Pet products volume growth and list pricing actions net of trade spend were the primary drivers of the increase.

Operating income declined from $148.0 million in the prior year period to $107.1 million. The decrease in operating income reflects the impact of higher operating costs and SG&A (primarily due to severance-related costs, amortization of intangibles and other expenses related to the merger). List pricing actions net of trade spend contributed positively to operating income.

[1]

Reflects “EBITDA” and “Consolidated EBITDA” as calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Adjusted EBITDA declined 7.7% to $158.9 million compared to $172.1 million in the prior year. The drivers of the decline in Adjusted EBITDA are similar to those for operating income, except for SG&A. In calculating Adjusted EBITDA, SG&A is lower year-over-year because it does not include the severance-related expenses, amortization of intangibles and other expenses related to the merger.

“While the macro environment remained challenging and input cost inflation was high, we delivered strong topline results,” said Dave West, CEO of Del Monte Foods. “Our new products, particularly Kibbles ‘n Bits Bistro Meals and Milo’s Kitchen, along with our list pricing actions, contributed significantly to our results. The lag between price realization and input cost inflation impacted our bottom line, but we are on track to deliver on our productivity initiatives in fiscal 2012. We will continue our long-term efforts in becoming a more consumer focused company through foundational research and brand building efforts, along with building strategies to more effectively align with our customers.”

Reportable Segments – Results for Three Months Ended October 30, 2011

Pet Products

Pet Products net sales were $469.6 million, an increase of 8.4% from net sales of $433.2 million in the prior year period. The increase in Pet Products net sales was primarily driven by new product volume growth and list pricing actions net of trade spend.

Pet Products operating income decreased from $92.7 million in the second quarter fiscal 2011 to $79.5 million in the second quarter fiscal 2012, or 14.2%. The decrease was primarily driven by higher ingredient costs and SG&A (primarily due to amortization of intangibles, severance-related costs and other expenses related to the merger). These were partially offset by list pricing actions net of trade spend.

Pet Products Adjusted EBITDA decreased from $102.1 million in the second quarter fiscal 2011 to $100.5 million in the second quarter fiscal 2012, or 1.6%. The drivers of the decline in Adjusted EBITDA are similar to those for Pet Products operating income, except for SG&A. In calculating Adjusted EBITDA, SG&A is lower year-over-year because it does not include the severance-related expenses, amortization of intangibles and other expenses related to the merger.

Consumer Products

Consumer Products net sales were $524.7 million, an increase of 3.3% from net sales of $507.7 million in the second quarter fiscal 2011. The increase in Consumer Products net sales was primarily due to non-retail volume growth and list pricing actions net of trade spend.

Consumer Products operating income declined from $74.4 million in second quarter fiscal 2011 to $51.6 million in the second quarter fiscal 2012, or 30.6%. The decline was primarily driven by higher packaging and other operating costs. This was partially offset by list pricing actions net of trade spend.

Consumer Products Adjusted EBITDA declined from $81.0 million in the second quarter fiscal 2011 to $70.7 million in the second quarter fiscal 2012, or 12.7%. The drivers of the decline in Adjusted EBITDA are similar to those for Consumer Products operating income.

Del Monte Foods Six Months Ended October 30, 2011

Net sales for the six months ended October 30, 2011 were $1,770.5 million compared to $1,745.5 million for the prior year period, an increase of 1.4%. The increase was driven by new Pet products volume growth and list pricing actions net of trade spend.

Operating income declined from $267.4 million in the prior year period to $156.4 million, or 41.5%. The decrease in operating income reflects the impact of higher operating costs and SG&A (primarily due to severance-related costs, amortization of intangibles and other expenses related to the merger). List pricing actions net of trade spend contributed positively to operating income.

Adjusted EBITDA declined 18.7% to $260.1 million compared to $319.9 million in the prior year period. The drivers of the decline in Adjusted EBITDA are similar to those for operating income, except for SG&A. In calculating Adjusted EBITDA, SG&A is lower year-over-year because it does not include the severance-related expenses, amortization of intangibles and other expenses related to the merger.

Select Liquidity Data

At October 30, 2011, total debt was $3,998.0 million and cash and cash equivalents were $117.5 million. As of October 30, 2011, there were no outstanding borrowings under the Company’s $750.0 million ABL Facility. For the six months ended October 30, 2011, capital expenditures totaled $33.2 million.

Free Cash Flow2 for the six months ended October 30, 2011 was ($90.5) million, compared to ($122.1) million in fiscal 2011. The increase was primarily due to favorable working capital and lower cash taxes. Lower Adjusted EBITDA and higher cash interest payments partially offset the year-over-year improvement.

Conference Call/Webcast Information

Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss the second quarter fiscal 2012 results at 8:00 a.m. PT (11:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q2 F12 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.

Merger

On March 8, 2011, Del Monte Foods Company was acquired by an investor group led by funds affiliated with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners and Centerview Capital, L.P. The acquisition is referred to as the “Merger.” As a result of the Merger, the Company applied the acquisition method of accounting and established a new basis of accounting on March 8, 2011. Periods presented prior to March 8, 2011 represent the operations

[2]

Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), capital expenditures and plus/less decrease/ increase in working capital (excluding the impact of the merger). Accordingly, this excludes, among other things, $44.0 million related to tax refunds. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

of the predecessor company (“Predecessor”) and periods presented after March 8, 2011 represent the operations of the successor company (“Successor”). The comparability of the financial statements of the Predecessor and Successor periods has been impacted by the application of acquisition accounting and changes in the Company’s capital structure resulting from the Merger.

About Del Monte Foods

Del Monte Foods is one of the country’s largest producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2011. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label pet products and food products.

For more information on Del Monte Foods, visit the Company’s website at www.delmontefoods.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day®

Non-GAAP Financial Measures

Del Monte Corporation reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures – specifically, Adjusted EBITDA and Free Cash Flow.

Del Monte presents Adjusted EBITDA because it believes that this is an important supplemental measure relating to its financial condition since it is used in certain covenant calculations that may be required from time to time under the indenture that governs its 7.625% Senior Notes due 2019 (referred to therein as “EBITDA”) and the credit agreements relating to its $2.7 billion Term B Loans and $0.75 billion ABL Facility (referred to therein as “Consolidated EBITDA”). EBITDA is defined as income before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted as required by the definitions of “EBITDA” and “Consolidated EBITDA” contained in the Company’s indenture and credit agreements. Although Adjusted EBITDA may be useful to benchmark our performance period to period, Del Monte’s presentation of Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not a GAAP measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available for discretionary expenditures, as it does not take into account debt service requirements, obligations under the monitoring agreement with Del Monte’s Sponsors, capital expenditures or other non-discretionary expenditures that are not deducted from the measure.

Del Monte presents Free Cash Flow because it uses such measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. This presentation of Free Cash Flow has limitations as an analytical tool. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, since it does not take into account debt service requirements or other non-discretionary expenditures that are not deducted from the measure.

Del Monte cautions investors that the non-GAAP financial measures presented are intended to supplement its GAAP results and are not a substitute for such results. Additionally, Del Monte cautions investors that the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies. Del Monte notes that the Adjusted EBITDA presented herein differs from the adjusted EBITDA measures that were presented by Del Monte Foods Company prior to its March 8, 2011 acquisition.

	Three Months Ended October 30, 2011				Three Months Ended October 31, 2010
(in millions)	Pet Products	Consumer Products	Corporate	Total	Pet Products	Consumer Products	Corporate	Total
Reconciliation:
Operating income (loss)	$79.5	$51.6	$(24.0)	$107.1	$92.7	$74.4	$(19.1)	$148.0
Adjustments to derive EBITDA:
Other income (expense)	—	—	(18.1)	(18.1)	—	—	2.0	2.0
Depreciation and amortization expense	17.4	13.7	6.4	37.5	11.0	11.6	1.6	24.2
Amortization of debt discount and debt issuance costs [a]	—	—	(6.4)	(6.4)	—	—	(1.6)	(1.6)

EBITDA	$96.9	$65.3	$(42.1)	$120.1	$103.7	$86.0	$(17.1)	$172.6
Non-cash charges	—	—	0.5	0.5	—	—	0.8	0.8
Derivative transactions	—	—	9.8	9.8	—	—	1.3	1.3
Non-cash stock based compensation	—	—	1.4	1.4	—	—	3.5	3.5
Non-recurring (gains) losses	—	—	3.1	3.1	(1.6)	(5.0)	—	(6.6)
Merger-related items	—	—	3.6	3.6	—	—	—	—
Business optimization charges	3.3	5.1	7.3	15.7	—	—	—	—
Other	0.3	0.3	4.1	4.7	—	—	0.5	0.5

Adjusted EBITDA	$100.5	$70.7	$(12.3)	$158.9	$102.1	$81.0	$(11.0)	$172.1

[a]	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.

(in millions)	Six Months Ended October 30, 2011	Six Months Ended October 31, 2010
Reconciliation:
Operating income (loss)	$156.4	$267.4
Adjustments to derive EBITDA:
Other income (expense)	(48.4)	(1.6)
Depreciation and amortization expense	74.1	47.7
Amortization of debt discount and debt issuance costs [a]	(12.7)	(3.1)

EBITDA	$169.4	$310.4
Non-cash charges	1.7	1.0
Derivative transactions	45.4	10.2
Non-cash stock based compensation	2.6	6.9
Non-recurring (gains) losses	6.0	(10.1)
Merger-related items	10.6	—
Business optimization charges	17.3	—
Other	7.1	1.5

Adjusted EBITDA	$260.1	$319.9

Adjustments to derive free cash flow:
Cash interest	$(110.6)	$(34.5)
Cash taxes (net of refunds)	42.3	(56.0)
Adjustment to cash taxes to eliminate impact of Merger	(44.0)	—
Changes in working capital and other	(205.1)	(317.9)
Capital expenditures	(33.2)	(33.6)

Free cash flow	$(90.5)	$(122.1)

[a]	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.

Forward-Looking Statements

This press release and the accompanying conference call may contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Such forward-looking statements include statements regarding expected productivity in fiscal 2012 as well as expected performance in the second half of fiscal 2012, and may include other statements related to fiscal 2012 or other future financial operating results and related matters.

Factors that could cause actual results to differ materially from those described in this press release or the accompanying conference call include, among others: our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; competition, including pricing and promotional spending levels by competitors; our ability to launch new products and anticipate changing pet and consumer preferences; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings; shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; logistics and other transportation-related costs; performance of our pet products business; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; transformative plans; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; pending shareholder lawsuits; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations or duties; impairments in the book value of goodwill or other intangible assets; sufficiency and effectiveness of marketing and trade promotion programs; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; product distribution; any disruption to our manufacturing or supply chain, particularly any disruption in or shortage of seasonal pack; reliance on certain third parties, including co-packers, our broker and third-party distribution centers or managers; industry trends, including changes in buying, inventory and other business practices by customers; pension costs and funding requirements; risks associated with foreign operations; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; protecting our intellectual property rights or intellectual property infringement or violation claims; failure of our information technology systems; and the control of substantially all of our common stock by a group of private investors and conflicts of interest potentially posed by such ownership.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release and accompanying conference call are qualified by these cautionary statements and are made only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss) (unaudited)

(in millions)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended		Six Months Ended
	October 30, 2011	October 31, 2010	October 30, 2011	October 31, 2010
Net sales	$994.3	$940.9	$1,770.5	$1,745.5
Cost of products sold	712.3	631.4	1,266.7	1,169.3

Gross profit	282.0	309.5	503.8	576.2
Selling, general and administrative expense	174.9	161.5	347.4	308.8

Operating income	107.1	148.0	156.4	267.4
Interest expense	63.1	20.0	125.7	39.7
Other (income) expense	18.1	(2.0)	48.4	1.6

Income (loss) from continuing operations before income taxes	25.9	130.0	(17.7)	226.1
Provision (benefit) for income taxes	8.7	48.9	(7.3)	85.1

Income (loss) from continuing operations	17.2	81.1	(10.4)	141.0
Loss from discontinued operations before income taxes	—	—	—	(0.2)
Provision for income taxes	—	—	—	0.3

Loss from discontinued operations	—	—	—	(0.5)

Net income (loss)	$17.2	$81.1	$(10.4)	$140.5

DEL MONTE CORPORATION AND SUBSIDIARIES

Selected Financial Information

Net Sales by Segment

(in millions)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended		Six Months Ended
	October 30, 2011	October 31, 2010	October 30, 2011	October 31, 2010
	(unaudited)		(unaudited)
Net sales:
Pet Products	$469.6	$433.2	$891.6	$860.5
Consumer Products	524.7	507.7	878.9	885.0

Total	$994.3	$940.9	$1,770.5	$1,745.5

Operating Income by Segment

(in millions)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended		Six Months Ended
	October 30, 2011	October 31, 2010	October 30, 2011	October 31, 2010
	(unaudited)		(unaudited)
Operating income:
Pet Products	$79.5	$92.7	$135.7	$191.4
Consumer Products	51.6	74.4	66.0	108.7
Corporate (a)	(24.0)	(19.1)	(45.3)	(32.7)

Total	$107.1	$148.0	$156.4	$267.4

(a)	Corporate represents expenses not directly attributable to reportable segments.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in millions, except share and per share data)

	Successor	Successor
	October 30, 2011	May 1, 2011
	(unaudited)	(derived from audited financial statements)
ASSETS
Cash and cash equivalents	$117.5	$205.2
Trade accounts receivable, net of allowance	279.5	201.5
Inventories	1,047.4	766.9
Prepaid expenses and other current assets	114.5	165.4

TOTAL CURRENT ASSETS	1,558.9	1,339.0

Property, plant and equipment, net	716.6	731.7
Goodwill	2,139.2	2,124.0
Intangible assets, net	2,799.1	2,828.7
Other assets, net	168.6	180.3

TOTAL ASSETS	$7,382.4	$7,203.7

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	$675.9	$486.7
Short-term borrowings	4.8	8.6
Current portion of long-term debt	27.0	20.3

TOTAL CURRENT LIABILITIES	707.7	515.6

Long-term debt	3,960.1	3,973.1
Deferred tax liabilities	949.5	969.1
Other non-current liabilities	302.3	260.5

TOTAL LIABILITIES	5,919.6	5,718.3

Stockholder’s equity:
Common stock ($0.01 par value per share, shares authorized:
1,000: 10 issued and outstanding)	$—	$—
Additional paid-in capital	1,577.3	1,584.4
Accumulated other comprehensive income	0.4	5.5
Retained earnings (accumulated deficit)	(114.9)	(104.5)

TOTAL STOCKHOLDER’S EQUITY	1,462.8	1,485.4

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$7,382.4	$7,203.7

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Successor	Predecessor
	Six Months Ended
	October 30, 2011	October 31, 2010
OPERATING ACTIVITIES:
Net income (loss)	$(10.4)	$140.5
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	74.1	47.7
Deferred taxes	(10.8)	27.3
Loss on asset disposals	1.7	1.0
Stock compensation expense	2.6	6.9
Excess tax benefits from stock-based compensation	—	(3.8)
Unrealized loss on derivative financial instruments	44.5	4.6
Changes in operating assets and liabilities	(146.9)	(312.7)

NET CASH USED IN OPERATING ACTIVITIES	(45.2)	(88.5)

INVESTING ACTIVITIES:
Capital expenditures	(33.2)	(33.6)
Merger, net of cash acquired	(3.0)	—

NET CASH USED IN INVESTING ACTIVITIES	(36.2)	(33.6)

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	4.4	389.8
Payments on short-term borrowings	(8.2)	(173.5)
Principal payments on long-term debt	(6.8)	(15.0)
Dividends paid	—	(27.5)
Issuance of common stock	—	17.2
Capital contribution, net	1.0	—
Purchase of treasury stock	—	(100.0)
Taxes remitted on behalf of employees for net share settlement of stock awards	—	(5.9)
Excess tax benefits from stock-based compensation	—	3.8

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(9.6)	88.9

Effect of exchange rate changes on cash and cash equivalents	3.3	(0.3)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(87.7)	(33.5)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	205.2	53.7

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$117.5	$20.2

# # #

CONTACTS:

Media Contact	Analyst/Investor Contact
Chrissy Stengel	Christina Um
Del Monte Foods	Del Monte Foods
(415) 247-3420	(415) 247-3382
media.relations@delmonte.com	investor.relations@delmonte.com